Exhibit 99.1

             PENN TREATY AMERICAN CORPORATION ANNOUNCES APPROVAL OF
               CORRECTIVE ACTION PLAN WITH REINSURANCE AGREEMENT

ALLENTOWN, PA, February 19, 2002 - Penn Treaty American Corporation (NYSE: PTA) today announced that the Pennsylvania Insurance Department has approved a Corrective Action Plan for two Penn Treaty subsidiaries - Penn Treaty Network America Insurance Company and American Network Insurance Company. The plan's principal component is a reinsurance agreement ("the Agreement") with Centre Solutions (Bermuda), Limited, rated "A" by A.M. Best, and a subsidiary of Zurich Financial Services Group.

According to the Agreement, which is effective December 31, 2001, Centre will reinsure 100 percent of the two subsidiaries' long-term care insurance policies currently in-force, subject to certain limitations. As a result, the subsidiaries' statutory risk-based capital requirements are substantially reduced, thereby expanding their short and long-term growth opportunities. The Agreement also provides Centre the option to reinsure up to a 50 percent quota share of newly issued policies.

In addition to reinsurance premiums, Centre was granted warrants to purchase non-voting convertible preferred stock that, if converted, would represent up to 15 percent of the outstanding shares of Penn Treaty American Corporation common stock. The warrants, which can be exercised over the next six years, were granted at common stock equivalent prices ranging from $4.00 to $12.00 per share.

Subject to certain conditions, the Penn Treaty subsidiaries may commute the reinsured business on or after December 31, 2007 and receive an experience refund from Centre. While PTA has such right and anticipates commuting the Agreement, it is under no obligation to do so. In the event that it doesn't exercise this right on December 31, 2007, Centre has been granted warrants, exercisable only if such commutation does not occur, to purchase additional non-voting convertible preferred stock representing an additional 20 percent of the outstanding common shares.

Irving Levit, Chairman, CEO and President of PTA, stated, "The reinsurance agreement with Centre Solutions supplements our plans for short and long-term growth opportunities. Our policyholders, agents and shareholders benefit accordingly."

"This agreement gives us the opportunity to participate in the future growth of long-term care insurance with an industry pioneer," said Michael Crow, VP of Centre Solutions. "Long-term care is widely recognized as an important insurance market with excellent growth prospects."

The signed Agreement remains in escrow pending the Company's delivery of the initial reinsurance premium, which is in process.

Certain statements made by the Company - in this press release - may be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its


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knowledge of its business and operations, there can be no assurance that actual results of the Company's operations will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include, among others, whether its Corrective Action Plan will be accepted and approved by regulators in addition to the Pennsylvania Department of Insurance, the delivery of its initial reinsurance premium, the adverse financial impact of suspending new business sales, the Company's ability to raise adequate capital to meet the requirements of anticipated growth and the cost associated with recommencing new business sales, liquidity needs and debt obligations, the possible sale of certain product lines and its New York subsidiary, the adequacy of the Company's loss reserves and the recoverability of its unamortized deferred policy acquisition cost asset, the Company's ability to sell insurance products in certain states, to resume generating new business in all states and to succeed in obtaining necessary rate increases, the Company's ability to comply with government regulations and the requirements which may be imposed by state regulators as a result of the Company's capital and surplus levels, the ability of senior citizens to purchase the Company's products in light of the increasing costs of health care, the ability of the Company to retain its current policyholder base, the modality of premium revenue, the ability of the Company to defend itself against adverse litigation, and the Company's ability to recapture, expand and retain its network of productive independent agents, especially in light of the voluntary suspension of new business. For additional information, please refer to the Company's reports filed with the Securities and Exchange Commission.

                                      # # #
Contact: Cameron Waite, CFO
Cwaite@penntreaty.com      1.800.222.3469